Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	July 22, 2004
Contact:	Anne-Marie Wright, Director of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1681

MERIT MEDICAL SYSTEMS REPORTS RECORD REVENUES

AND EARNINGS FOR SECOND QUARTER 2004

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ:NMS: MMSI), a leading manufacturer and marketer of proprietary disposable products used primarily in cardiology and radiology procedures, today reported record net income of $5.1 million, or $0.18 per share, on record revenues of $38.9 million, up 13% for its quarter ended June 30, 2004. For the comparable quarter of 2003, the Company reported net income of $4.2 million, or $0.16 per share, on revenues of $34.6 million, which included a gain of approximately $117,000 (net of tax) from the sale of land. Excluding that gain, net income for the second quarter of 2004 was up 24%, compared to the second quarter of 2003. Income from operations was up 25% and 29%, respectively, for the three and six month periods ended June 30, 2004, compared to the same periods of 2003. Gross margins rose to 46.3% of sales in the second quarter of 2004, up from 43.9% in the second quarter of 2003.

Revenues for the six-month period ended June 30, 2004 were $76.6 million, compared with $66.3 million for the same six-month period in 2003, a gain of 15%. Net income for the six-month period ended June 30, 2004 increased 19% to $9.5 million, or $0.34 per share, compared with $8.0 million, or $0.30 per share in the same period of 2003, which included a gain of approximately $629,000 (net of tax) from a legal settlement and sale of land.

The Company's 13% increase in total sales resulted from growth in all product categories.  Compared to the second quarter of 2003, catheter sales grew 17%; inflation device sales rose 15%; stand-alone device sales grew 11%; and custom kit sales rose 9%.

For the six-month period ended June 30, 2004, the Company’s total sales grew 15%. Compared to the six-month period of 2003, catheter sales grew 20%; custom kit sales rose 19%; stand-alone device sales increased 15%; and inflation device sales grew 12%.

Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer, said, “We had a very strong quarter with record sales and strong gross profits which helped us generate record earnings. We are extremely pleased with our gross margins which have increased 240 basis points over last year’s second quarter.”

“Sales grew in every category, and our inflation device business is strong, with sales up 15%,” Lampropoulos added.

Selling, general and administrative expenses for the second quarter of 2004 were 22.6% of sales, compared with 22.1% of sales in the previous year’s second quarter. Research and development expenses during the second quarter of 2004 were 3.3% of sales, compared with 3.4% of sales in the second quarter of 2003.

For the six-month period ended June 30, 2004, selling, general and administrative expenses were 22.6% of sales, compared with 22.4% of sales for the first six months of 2003. Research and development expenses were 3.2% of sales for the first six months of 2004, compared to 3.5% of sales for the same period of 2003. Income from operations was $14.6 million for the six months of 2004, compared to $11.3 million, for the same period last year, an increase of 29%.

Merit’s effective tax rates for the second quarter and the six-month period ended June 30, 2004 were 37.2% and 37.0%, respectively, compared with 36.4% and 36.0% for the comparable periods of 2003.

The Company’s cash position rose to $35.9 million as of June 30, 2004, compared with $30.2 million as of December 31, 2003. This cash balance is net of $6.2 million spent as of June 30, 2004 on Merit’s building expansion projects in South Jordan, Utah, and Galway, Ireland.

INCOME STATEMENT

(Unaudited)

	3 Months Ended 6/30		6 Months Ended 6/30
	2004	2003	2004	2003
	(In Thousands Except Share Data)		(In Thousands Except Share Data)
REVENUES	$38,921	$34,577	$76,583	$66,319
COST OF SALES	20,912	19,396	42,141	37,867
GROSS PROFIT	18,009	15,181	34,442	28,452

OPERATING EXPENSES:
Selling, General and Administration	8,796	7,651	17,332	14,840
Research and Development	1,273	1,178	2,465	2,295
TOTAL OPERATING EXPENSES	10,069	8,829	19,797	17,135

OPERATING INCOME	7,940	6,352	14,645	11,317

OTHER (INCOME) EXPENSE - NET:
Litigation Settlement			(100)	(475)
Gain on Sale of Land		(182)		(508)
Other (Income) - Net	(140)	(76)	(247)	(144)
TOTAL OTHER (INCOME) - NET	(140)	(258)	(347)	(1,127)

PRE-TAX INCOME	8,080	6,610	14,992	12,444

INCOME TAX EXPENSE	3,008	2,404	5,545	4,486

NET INCOME	$5,072	$4,206	$9,447	$7,958

EARNINGS PER COMMON SHARE:
Basic	$0.19	$0.17	$0.36	$0.32
Diluted	$0.18	$0.16	$0.34	$0.30

AVERAGE COMMON SHARES:
Basic	26,301,004	25,201,865	26,183,069	25,117,861
Diluted	27,729,654	26,717,788	27,754,410	26,636,228

BALANCE SHEET

(Unaudited)

	6/30/2004	12/31/2003
	(Dollars in Thousands)
ASSETS

Cash	$35,865	$30,204
Trade Receivables (Net)	19,918	17,729
Inventories	22,889	21,269
Other Current Assets	2,127	2,259
Total Current Assets	$80,799	$71,461
Property & Equipment (Net)	36,433	29,197
Other Assets	8,267	6,643
TOTAL ASSETS	$125,499	$107,301

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total Current Liabilities	$18,933	$14,530
Other Liabilities	5,906	4,527
Stockholders’ Equity	100,660	88,244
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$125,499	$107,301

CONFERENCE CALL

Merit Medical invites all interested parties to join its officers in its second quarter earnings conference call to be held today, July 22, 2004, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).

The telephone numbers to call are:

(Domestic) 800-218-4007; and (International) 303-262-2131.

A live webcast as well as a rebroadcast of the conference call will be available at www.merit.com and www.fulldisclosure.com. To listen to the live broadcast, please enter the site 10-15 minutes prior to the call in order to download any necessary media players. To access the webcast, click on the “CCBN Webcast” logo on the lower right-hand corner of Merit’s home page. The webcast will be archived on both sites. There is no other replay access to the call.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical products used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 70 individuals. Merit employs approximately 1,260 people worldwide, with manufacturing facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; and Galway, Ireland. For more information about Merit, visit www.merit.com.

Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2003. Such risks and uncertainties include introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render the Company’s products obsolete, delays in obtaining regulatory approvals, potential product recalls, foreign currency fluctuations, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will vary, and may vary materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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